Exhibit 10.10

3PARDATA, INC.

13596 Deer Trail Court

Saratoga, CA 95070

April 19, 1999

Jeff Price

Re:	Offer of Employment

Dear Jeff:

I am pleased to offer you a position with 3Pardata, Inc. (the “Company”) as Vice-President of Engineering commencing on Monday, April 26, 1999 at an annual salary of $175,000.00, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures.

I will recommend to the Board of Directors of the Company that, at the next Board meeting, you be granted the right to purchase up to 660,000 shares of Common Stock of the Company at the then current fair market value as determined by the Board at that meeting. Such options shall be subject to the terms and conditions of the Company’s standard form of Restricted Stock Purchase Agreement.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

I have enclosed our standard Employee Confidentiality and Invention Assignment Agreement as a condition of your employment. If you accept this offer, please return to me a signed copy of that agreement.

Jeff Price

April 19, 1999

In accepting this offer, you are representing to us that (a) you are not a party to any employment agreement or other contract or arrangement which prohibits your full-time employment with the Company, (b) you do not know of any conflict which would restrict your employment with the Company and (c) you have not and will not bring with you to your employment with the Company any documents, records or other confidential information belonging to former employers.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you at 3Pardata.

Sincerely,

3PARDATA, INC.

/s/ Robert A. Rogers
Robert A. Rogers
President

Enclosures:	Duplicate Offer Letter
Form of Employee Confidentiality and Invention Assignment Agreement

ACCEPTED AND AGREED:

/s/ Jeff Price	Dated:
Jeff Price